Exhibit 10.9.3
Amended and Restated Employment Agreement
This Amended and Restated Employment Agreement between GLG Partners Services LP (the “Company”) and Noam Gottesman (the “Employee”) is made effective as of November 2, 2007 (hereinafter, this “Agreement”).
The Company and the Employee hereby agree to the employment of the Employee by the Company on the following terms and conditions:
1.	EMPLOYMENT UNDER THIS AGREEMENT; TERM.

1.1	The Employee’s employment with the Company under this Agreement will commence immediately following the closing of the acquisition of the GLG business by Freedom Acquisition Holdings, Inc. (the “Transaction”).

1.2	The initial term of the Employee’s employment under this Agreement shall continue until December 31, 2010, unless such employment is sooner terminated pursuant to the provisions of this Agreement (the “Initial Term”). Upon the expiration of the Initial Term and any one-year extension thereafter, the Initial Term or the extended term, as applicable, shall be automatically extended for one additional year unless either party hereto gives the other party at least twelve weeks of advance written notice that he or it does not want such extension to occur (a “Notice of Non-Extension”), in which case the Initial Term or the extended term, as applicable, will not be further extended. Notwithstanding any extensions beyond the Initial Term, the Employee’s employment may be sooner terminated pursuant to the provisions of this Agreement. Hereinafter, the period of the Employee’s employment under this Agreement, including beyond the Initial Term if applicable, will be referred to as the “Term.”

2.	JOB DUTIES.

2.1	The Employee’s departmental position, duties and responsibilities are flexible and may be varied by the Company from time to time and include:
•	Marketing of investment funds (the “Funds”) and individual managed accounts in respect of which the Company provides advisory services;

•	Provision of client relation services in relation to the Funds and individual managed accounts;

•	Promotion and solicitation of clients for the purpose of investing in the Funds;

•	Consultation with the boards of the Funds regarding marketing and investor relations matters; and

•	Making presentations to new and existing clients.

3.	PLACE OF PERFORMANCE.

3.1	The Employee will not be based in a specific location. However, the Employee may be required from time to time to travel on business throughout the European Union (excluding the United Kingdom), the Cayman Islands, the United States of America and elsewhere for the proper performance of the Employee’s duties. For the avoidance of doubt, if the Employee’s services are made available to an associated entity, the Employee will be under the control of that associated entity in respect of carrying out the duties assigned to the Employee during that period, including, without limitation, his duties with each of GLG Partners, Inc. and GLG Partners LP.

4.	COMPENSATION.

4.1	During the Term, the Company will pay the Employee a gross amount at least equal to $200,000 per annum. This amount will be paid in equal monthly installments. The Company may, but is not required to, increase the Employee’s compensation under this Section 4.1 from time to time, provided that no such increase will occur before January 1, 2009.

5.	DISCRETIONARY BONUS; EQUITY AWARDS.

5.1	The Employee will, during the Term, be eligible for a discretionary bonus, payable, if at all, by the Company on an annual basis, provided that no such bonus will be payable for 2007. Bonuses are based on numerous factors, including the performance of the Company and its associated entities (each, a “GLG Entity”) and the Employee’s individual contribution, and are not guaranteed. In order to be eligible to receive a bonus, the Employee must be employed by the Company and not serving out any period of notice (such as the notice period given prior to termination) on the date that bonus awards are paid.

5.2	The Employee will be eligible to participate in GLG Partners, Inc.’s long-term incentive plan (or any successor plan thereto) and may receive such other equity incentive awards as the board of directors of GLG Partners, Inc., or its designee, may determine in its sole discretion from time to time; provided that no awards will be granted to the Employee for 2007. Such awards may be conditioned upon the achievement of performance goals, and may include, without limitation, grants of stock options, stock appreciation rights, restricted stock, and/or restricted stock units. Notwithstanding anything to the contrary herein, upon a termination of the Employee’s employment by the Company other than “for cause” (as defined in clause 10.3), all equity incentive awards will become payable immediately, except that with respect to stock options and stock appreciation rights, all such awards will become vested and exercisable immediately, and with respect to restricted stock, all applicable restrictions on such stock will lapse immediately. For this purpose, the Company’s delivery to the Employee of a Notice of Non-Extension under Section 1.2 will be considered a termination other than for cause. The terms and conditions of each equity incentive award will be set forth in a definitive award agreement to be entered into by the parties hereto reflecting the terms of this Section 5.2.

6.	EXPENSES AND DEDUCTIONS.

6.1	The Company will reimburse the Employee for all reasonable travel, entertainment, and other similar out-of-pocket expenses wholly, exclusively, and necessarily incurred by the Employee in the performance of the Employee’s duties, provided that any expense claims are supported by the relevant documentation and are made in accordance with the Company’s expense policy from time to time in force.

6.2	The Company may make any lawful deductions from any amounts payable to the Employee under this Agreement as provided in section 29 of the Labour Law. In signing this Agreement, the Employee expressly authorizes the deduction from his remuneration of any overpayment made to the Employee by the Company in error.

7.	NORMAL HOURS OF WORK.

7.1	The Employee’s working hours will be agreed with the Company and subject to alteration dependant on business needs and with a suitable period of advance notice. The Employee is expected to work the hours necessary to fulfill the duties and responsibilities of the Employee’s role.

8.	NOTICE PERIOD.

8.1	The period of notice will be twelve weeks, whether notice of termination of employment is given by the Company to the Employee, or by the Employee to the Company, provided that no notice is required if the Company terminates the Employee “for cause” in accordance with Section 11.1. The Employee’s employment with the Company will automatically terminate upon his death.

8.2	When resigning from the Company, the Employee is required to give written notice to the Board of Directors of the General Partner of the Company.

8.3	Whilst the Employee is serving out any period of notice, the Company reserves the right to give the Employee no duties and/or to exclude the Employee from the Company’s premises for all or part of that period. The Employee will be paid as normal under Section 4.1 during any time that he has no duties and/or is excluded from the firm’s premises. However, the Company reserves the right to set some or all of any accrued holiday entitlement against the period of notice, in which case the accrued entitlement would not be paid on the termination date.

8.4	The Company reserves the right in its discretion to pay the Employee basic salary under Section 4 in lieu of notice of termination. Such payment will be equal to twelve weeks of salary and will be payable to the Employee within thirty days of the employment termination date.

8.5	To the extent that any amount payable under this Agreement constitutes an amount payable under a “nonqualified deferred compensation plan” (as defined in Section 409A of the Internal Revenue Code) following a “separation from service” (as defined in Section 409A of the Internal Revenue Code), including any amount payable under this Section 8, then, notwithstanding any other provision in this Agreement to the contrary, such payment will not be made to the Employee until the day after the date that is six months following the Employee’s “separation from service,” but only if the Employee is deemed by GLG Partners, Inc., in accordance with any relevant procedures that it may establish, to be a “specified employee” under Section 409A of the Internal Revenue Code at the time the Employee “separates from service.” This Section 8.5 will not be applicable after the Employee’s death.

9.	CONFIDENTIALITY.

9.1	The Employee will not, at any time either during or after the termination of the Employee’s employment, disclose to any person or use for his own purposes any confidential information acquired during the course of the Employee’s employment with the Company concerning the business or affairs of any GLG Entity other than in the proper performance of his duties or as ordered by a competent court. This Section 9.1 shall not apply to any confidential information that shall enter the public domain unless it does so through the Employee’s default or a breach of another confidentiality obligation of which the Employee is aware.

9.2	The Employee may be required, and hereby agrees, to execute any additional confidentiality agreements between the Company and the Employee, in such form as will be provided by the Company.

10.	COMPANY PROPERTY.

10.1	The Employee will disclose promptly to the Company full details of all Intellectual Property that the Employee discovers or makes, or assists in discovering or making, during the Employee’s employment with the Company, and agrees and acknowledges that such Intellectual Property shall be the property of the Company, and the Employee shall do all things during and after the termination of the Employee’s employment that may be necessary or desirable for obtaining appropriate forms of protection of such property and for fully vesting such property in the Company or its nominee.

10.2	For the purposes of this Section 10, “Intellectual Property” shall mean letters patent, trademarks, service marks, designs, copyrights, utility models, design rights, applications for registration of any of the foregoing and the right to apply for them in any part of the world, inventions, drawings, computer programs, know-how, and rights of like nature arising or subsisting any where in the world in relation to all of the foregoing, whether registered or unregistered.

11.	TERMINATION.

11.1	The Company may terminate the Employee’s employment “for cause” only if (i) such termination shall have been the result of (A) an act or acts of dishonesty on the part of the Employee constituting a felony and intended to result directly or indirectly in substantial gain or personal enrichment to the Employee at the expense of the Company, or (B) the Employee’s willful and continued failure substantially to perform his duties for the Company (other than any such failure resulting from his incapacity due to physical or mental illness), after a demand for substantial performance is delivered to him by the board of directors of the Company’s general partner (the “GP Board”), which demand specifically identifies the manner in which the GP Board believes that the Employee has not substantially performed his duties and he is given a reasonable time after such demand substantially to perform his duties, and (ii) there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the GP Board at a meeting of the GP Board called and held for the purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with his counsel, to be heard before the GP Board), finding that in the good faith opinion of the GP Board the Employee was guilty of conduct set forth above in clause (i)(A) or (i)(B) of this sentence and specifying the particulars thereof in detail. The Employee’s employment shall in no event be considered to have been terminated by the Company for cause if the act or failure to act upon which such termination is based (i) was done or omitted to be done (A) as a result of bad judgment or negligence on the part of the Employee, or (B) without intent of gaining therefrom directly or indirectly a profit to which the Employee was not legally entitled, or (C) as a result of the Employee’s good faith belief that such act or failure to act was not opposed to the interests of the Company, or (ii) is an act or failure to act in respect of which the Employee meets the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the partnership agreement of the Company, the laws of the jurisdiction under which it is formed, the directors’ and officers’ liability insurance of the Company, or any indemnification agreement between the Employee and the Company or GLG Partners, Inc., in each case as in effect at the time of such act or failure to act.

11.2	The Company may suspend the Employee or place him on a leave of absence without duties for any period in connection with an investigation into any alleged action or inaction that may constitute cause under Section 11.1, provided that during such period the Employee will continue to be paid basic salary under Section 4.

11.3	The Company may require the Employee to refrain from contacting any colleague or clients and from accessing electronic data in the Company’s offices via home computers, modems, or otherwise for any period not exceeding the applicable notice period or during any period in which the Employee is on suspension or leave of absence under Section 11.2.

11.4	Upon the termination of the Employee’s employment (for whatever reason and howsoever arising), the Employee shall immediately:
(a)	deliver up to the Company all property, documents (including without limitation notes, memoranda, correspondence, and any other material upon which data or information is recorded or stored) and confidential or business information of any GLG Entity or any of their clients (and the Employee shall not retain any copies of any such documents or information) that is under his control or in his possession; and

(b)	repay all outstanding debts or loans due to any GLG Entity and the Company is hereby authorized to deduct from any compensation of the Employee a sum in repayment of all or any part of any such debt or loans.
11.5	Upon the termination of his employment (for whatever reason and howsoever arising), the Employee shall not at any time thereafter make any untrue or misleading oral or written statement concerning the business and affairs of any GLG Entity.

12.	COMPLIANCE WITH COMPANY DIRECTIVES.

12.1	The Employee is required to conduct himself in an appropriate manner at all times and to comply fully with the Company’s Code of Conduct, Conflict of Interest Policy, Personal Investment Policy, and Health and Safety Policy, as in effect from time to time.

13.	COLLECTIVE AGREEMENTS.

13.1	There are no collective agreements relevant to the Employee’s employment.

14.	DISCIPLINARY AND GRIEVANCE PROCEDURES.

14.1	There is no formal disciplinary procedure applicable to the Employee. The Employee will be expected to maintain the highest standards of conduct and performance in relation to his duties hereunder. If the Employee is not satisfied with any disciplinary decision, the Employee may apply for review of the disciplinary decision in writing within seven days of that decision to the Board of Directors of the General Partner of the Company, whose decision shall be final.

15.	EMPLOYEE’S UNDERTAKINGS.

15.1	For the purpose of this Section 15, the following expressions shall have the following respective meanings:
15.1.1	“Business” means the management, investment management, and investment advisory businesses, and the business of structuring, establishing, marketing, distributing, and managing investment funds, as carried on by any GLG Entity on the Employee’s employment termination date.

15.1.2	“Intermediary” means (a) any person who, at any time during the two years immediately preceding the Employee’s employment termination date, promoted, marketed, advised, or arranged for investors in the services and/or products (including investment funds) of any GLG Entity, (b) any person who, during such two-year period, was a partner, member, employee, or agent of, or consultant to, such Intermediary, or (c) any person who, during such two-year period, was a partner, member, employee, or agent of a client or prospective client of any GLG Entity and who was working in the capacity of an Intermediary, and in all cases, with which Intermediary the Employee had direct dealings on behalf of any GLG Entity in connection with such Intermediary’s promoting, marketing, advising, or arranging for investors in the services and/or products (including investment funds) of any GLG Entity.

15.1.3	“Key Individual” means any person who, at the Employee’s employment termination date, is employed or engaged (including, without limitation, as a partner or member) by any GLG Entity (a) with whom the Employee has had material contact during the course of his employment with the Company, and (b) either (i) is employed or engaged in marketing services and/or products (including investment funds), in managing fund assets, as an analyst, or in a senior management position, or (ii) is in the possession of Confidential Information, or (iii) is directly managed by or reports to the Employee; and in the event that any person is found to have been solicited by the Employee prior to the Employee’s employment termination date and such person would have been a Key Individual on the Employee’s employment termination date but for the actions of the Employee, then such person will also be considered to be a Key Individual.

15.1.4	“Prospective Intermediary” means any person (a) with whom or which any GLG Entity entered into negotiations or discussions, or (b) on whom or which any GLG Entity expended a material amount of money, in either case during the period of six months immediately preceding the Employee’s employment termination date and to the knowledge of the Employee prior to his employment termination date, and in either case, (i) with a view toward securing introductions to others for the purpose of providing services or doing business with such other persons, (ii) with whom or which person the Employee had direct dealings on behalf of any GLG Entity, and (iii) which person does not affirmatively indicate to the GLG Entities, prior to the Employee’s employment termination date, that he, she, or it does not wish to become an Intermediary of the GLG Entities.

15.1.5	“Restricted Area” means any other country in which the Employee has undertaken his duties for the GLG Entities, in any capacity, to a material extent at any time during the period of twelve months immediately preceding the Employee’s employment termination date.

15.1.6	“Restriction Period” means the period of the Employee’s employment with the Company, plus (a) the period of twelve months for purposes of Sections 15.3, 15.4.1, 15.4.3, 15.4.6, and 15.4.8, (b) the period of six months for purposes of Sections 15.4.2 and 15.4.4, and (c) the period of eighteen months for purposes of Sections 15.4.5, 15.4.7, and 15.4.9, with the time periods in clauses (a), (b), and (c) calculated from the Employee’s employment termination date.
15.2	The Employee acknowledges that, during the course of his employment with the Company and other GLG Entities, he has had and will continue to have (a) access to Confidential Information, and/or (b) influence over or connection with existing and prospective clients, Intermediaries, Prospective Intermediaries, employees, and other service providers of the GLG Entities, and accordingly, having had the opportunity to take legal advice or voluntarily having waived such opportunity, is willing to enter into the covenants described in this Section 15 in order to provide the GLG Entities with reasonable protection for those interests.

15.3	The Employee hereby covenants with the Company that he will not, for the Restriction Period, without the prior written consent of the Company in its sole and absolute discretion, either alone or jointly with or on behalf of any person, directly or indirectly, carry on or set up, or be employed or engaged by or in, or otherwise assist or be interested in, in any capacity (except as a shareholder or other equity owner of not more than three percent (3%) of the shares of any company whose shares are publicly traded on any recognized stock exchange), a business that is carried on in competition with the Business anywhere within the Restricted Area.

15.4	The Employee hereby covenants with the Company that he will not, for the Restriction Period, without the prior written consent of the Company in its sole and absolute discretion, either alone or jointly with or on behalf of any person, directly or indirectly:
15.4.1	in connection with the carrying on of any business that is in competition with the Business, have business dealings with, provide services to, or otherwise accept the custom of any person who or which has at any time during the period of twelve months immediately preceding the Employee’s employment termination date done business or dealt with, or received services from, any GLG Entity as a client, and with whom or which the Employee shall have had dealings during the course of his employment with the Company or any other GLG Entity, other than clients that were clients of the Employee prior to the time he first provided services to any of the GLG Entities;

15.4.2	in connection with the carrying on of any business that is in competition with the Business, have business dealings with, provide services to, or otherwise accept the custom of any person who or which is a prospective client of any GLG Entity, by providing any service to, dealing with, or doing business with such prospective client that is the same or substantially similar to services and/or products (including investment funds) that had been or are being marketed to such prospective client by any GLG Entity on the Employee’s employment termination date or during the period of six months immediately preceding such employment termination date, and of which marketing the Employee is aware prior to his employment termination date, provided that, prior to the Employee’s employment termination date, such prospective client has not affirmatively indicated that he, she, or it does not wish to become a client of the GLG Entities;

15.4.3	in connection with the carrying on of any business that is in competition with the Business, have business dealings with any Intermediary for the purpose of securing or seeking to secure from such Intermediary the opportunity to provide to his, her, or its clients or prospective clients any services and/or products (including investment funds) that are the same or substantially similar to those provided by any GLG Entity, or to place the business of any such client or prospective client with another business that is in competition with the Business;

15.4.4	in connection with the carrying on of any business that is in competition with the Business, have business dealings with any Prospective Intermediary for the purpose of securing or seeking to secure from such Prospective Intermediary the opportunity to provide to his, her, or its clients or prospective clients any services and/or products (including investment funds) that are the same or substantially similar to those provided by any GLG Entity, or to place the business of any such client or prospective client with another business that is in competition with the Business;

15.4.5	in connection with the carrying on of any business that is in competition with the Business, canvass, solicit, or approach, or cause to be canvassed, solicited, or approached, for orders or instructions in respect of any services and/or products (including investment funds) of a type offered or provided by any GLG Entity, any person who or which at the Employee’s employment termination date or at any time during the period of twelve months prior to that date is a client of any GLG Entity, and with whom or which the Employee shall have had dealings during the course of his employment with the Company or any other GLG Entity, other than clients that were clients of the Employee prior to the time he first provided services to any of the GLG Entities;

15.4.6	in connection with the carrying on of any business that is in competition with the Business, canvass, solicit, or approach, or cause to be canvassed, solicited, or approached, for orders or instructions in respect of any services and/or products (including investment funds) of a type offered or provided by any GLG Entity, any person who or which is a prospective client of any GLG Entity, to whom or which such services had been or are being marketed on the Employee’s employment termination date or during the period of six months immediately preceding such employment termination date, and of which marketing the Employee is aware prior to his employment termination date, provided that, prior to the Employee’s employment termination date, such prospective client has not affirmatively indicated that he, she, or it does not wish to become a client of the GLG Entities;

15.4.7	in connection with the carrying on of any business that is in competition with the Business, canvass, solicit, or approach, or cause to be canvassed, solicited, or approached, any Intermediary for the purpose of securing or seeking to secure from such Intermediary the opportunity to provide to his, her, or its clients or prospective clients any services and/or products (including investment funds) that are the same or substantially similar to those provided by any GLG Entity, or to place the business of any such client or prospective client with another business that is in competition with the Business;

15.4.8	in connection with the carrying on of any business that is in competition with the Business, canvass, solicit, or approach, or cause to be canvassed, solicited, or approached, any Prospective Intermediary for the purpose of securing or seeking to secure from such Prospective Intermediary the opportunity to provide to his, her, or its clients or prospective clients any services and/or products (including investment funds) that are the same or substantially similar to those provided by any GLG Entity, or to place the business of any such client or prospective client with another business that is in competition with the Business; or

15.4.9	in connection with the carrying on of any business that is in competition with the Business, solicit or endeavor to solicit for employment or for the provision of service, or entice away or endeavor to entice away from employment or other service relationship with the GLG Entities, any Key Individual (other than Leslie J. Schreyer) who, on the Employee’s employment termination date, is employed or engaged by any GLG Entity, or who was so employed or engaged at any time during the six months immediately preceding the Employee’s employment termination date.
15.5	The Employee hereby agrees that he will, at the cost of the Company, enter into a direct agreement or undertaking with any GLG Entity whereby he will accept restrictions and provisions corresponding to the restrictions and provisions in this Section 15 in relation to such activities and such area and for such a period not exceeding the Restriction Period as such GLG Entity may reasonably require for the protection of its legitimate business interests.

15.6	The covenants contained in this Section 15 are intended to be separate and severable and enforceable as such.

15.7	The covenants contained in this Section 15 have been agreed by the parties hereto to be reasonable. The business of the GLG Entities is highly competitive, the terms of this Section 15 are material to the parties’ willingness to enter into this Agreement, and the terms and conditions of this Section 15 are not more restrictive than is necessary to protect the legitimate interests of the GLG Entities.

15.8	In connection with the Transaction, the Employee has entered or will enter into separate restrictive covenants apart from the covenants contained in this Section 15. Those separate covenants are given in connection with the sale of the GLG business, whereas the covenants in this Section 15 are given in connection with the Employee’s employment with the Company. Each set of covenants will be separately enforceable, and no provision in either set of covenants will be deemed to supersede or invalidate any provision in the other set of covenants. Each set of covenants will be enforceable pursuant to its own terms.

16.	GENERAL.

16.1	The Company acknowledges that the Employee is concurrently employed by two other GLG Entities under separate employment agreements. In the event of any conflict between the terms of this Agreement and such separate employment agreements, those of such separate employment agreements shall prevail.

16.2	This Agreement constitutes the entire agreement and understanding between the Company and the Employee regarding his employment with the Company, and supersedes any other agreements, whether oral or written, including, without limitation, the prior employment agreement entered into between the Employee and GLG Partners Services Limited, made effective as of September 19, 2000, and amended via letter agreement dated February 5, 2001, which prior agreement was novated by GLG Partners Services Limited to the Company pursuant to a novation agreement dated September 20, 2005. Notwithstanding the foregoing, this Agreement does not supersede or amend any confidentiality agreement previously entered into by the Employee with the Company or GLG Partners Services Limited, or any agreement entered into in connection with the Transaction, including the restrictive covenants referenced in Section 15.8, provided that all provisions in this Agreement and any other Transaction-related agreement will be given effect to the extent those provisions are not inconsistent. This Agreement may only be modified or amended by a further agreement in writing signed by both parties.

16.3	This Agreement shall be subject to the Laws of the Cayman Islands.

16.4	This Agreement constitutes the written statement of conditions of employment that are required to be provided in terms of Section 6(2) of the Labour Law.

16.5	The parties hereto sign below to confirm agreement with the terms and conditions contained herein.

16.6	This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts when taken together shall constitute one and the same original.

GLG Partners Services LP		Employee
by: GLG Partners Services Limited, General Partner

by:	/s/ Alejandro San Miguel	/s/ Noam Gottesman

	Name: Alejandro San Miguel	Noam Gottesman
Title: Secretary

Dated: November 2, 2007		Dated: November 2, 2007